EXHIBIT 99.01

FOR IMMEDIATE RELEASE

For more information contact:
Mark C. Brown, Senior Vice President and Chief Financial Officer (703) 247-2514
Sonya Udler, Vice President, Corporate Communications (703) 247-2517 sonya.udler@strayer.edu

Strayer Education, Inc. Calls Series A Preferred Shares for Redemption

ARLINGTON, Va., June 15, 2004 — Strayer Education, Inc. (NASDAQ: STRA) announced today that it is calling for redemption on June 30, 2004 all of its remaining outstanding Series A Preferred Shares (including all shares accrued thereon through June 29, 2004). As permitted under the terms of the Series A Preferred Stock the holders of such shares may elect to convert the Preferred Shares into shares of the Company's Common Stock on June 30th instead of receiving the redemption price in cash of $26 per share (plus accrued cash dividends). Accordingly, the Company expects the Series A Preferred Stock holders to convert all outstanding and accrued Series A Preferred Shares into 875,211 Company Common Shares on June 30, 2004.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 20,000 working adult students at 27 campuses in 7 states in the eastern United States and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education. For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

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This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 "Reform Act". The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.